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                                                                  Exhibit 23.1


                      CONSENT OF PRICEWATERHOUSECOOPERS LLP


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the Ecolab Mirror Savings Plan of our report dated February 22, 1999 relating to the consolidated financial statements, which appears in the 1998 Annual Report to Shareholders of Ecolab Inc., which is incorporated by reference in Ecolab Inc.'s 1998 Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 22, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us in this Registration Statement under the heading "Incorporation of Documents by Reference."

/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP


Minneapolis, Minnesota
January 20, 2000